Exhibit 99.1

Idaho General Mines, Inc. - Announces the Appointment of Mark A. Lettes to the Board of Directors and the Retirement of Llee Chapman

SPOKANE, WASHINGTON, February 27, 2007 - Idaho General Mines, Inc. (AMEX:GMO) announces the appointment of Mark A. Lettes to the Board of Directors of Idaho General Mines, Inc. to be effective April 1, 2007.

Mr. Lettes will replace retiring Board Member, and current Chairman of the Board’s Audit and Finance Committee, Llee Chapman. Mr. Chapman is stepping down from the Board of Directors effective March 31, 2007 due to a change in his employment status. Mr. Robert L. Russell, Executive Director and Chairman of the Board commented, “I would like to thank Llee for his dedication, counsel and service to Idaho General over the last two and a half years. We wish Llee the very best in his future endeavors.”

Mr. Lettes brings a broad range of financial and industry experience to the Idaho General Board of Directors. Mr. Lettes most recently served as Chief Financial Officer of Apex Silver Mines, and was responsible for financing of Apex’s large-scale San Cristobal silver and zinc mine in Bolivia. Prior to joining Apex, Mr. Lettes held senior financial positions with Cyprus Amax, Amax, Inc., and Amax Gold.

Mr. Bruce D. Hansen, Chief Executive Officer of Idaho General Mines, Inc. said, “I am extremely pleased that Mark Lettes has agreed to join our Board. He brings finance skills and mining experience which will be a tremendous contribution as we move forward with the development and financing of our world-class Mount Hope Molybdenum project in Nevada.”

About: Idaho General Mines, Inc.

Idaho General Mines, Inc. is a U. S. based mineral development company focused on exploration and development of molybdenum dominant projects. The Company is led by a highly-qualified technical and financial management team experienced in engineering, designing, building and operating major mines. The Company’s Mount Hope Molybdenum Project, located in Nevada, is one of the largest molybdenum-porphyry deposits in the world and currently is the world’s largest molybdenum project in the permitting stage.

Contact:
For Idaho General Mines, Inc.
Investor Relations:
John Gaensbauer, 509-227-6861
or
509-838-1213
Website: www.igmines.com
Email: info@igmines.com